October 15, 2001
For Immediate Release	Contact:
Richard F. Latour EVP and COO, CFO Tel: 781-890-0177 Fax: 781-890-1368 E-Mail: Richard.Latour@Leasecomm.com

MicroFinancial Inc. (MFI) comments on third quarter results

Waltham, MA – MicroFinancial Incorporated, a leading national microticket financing source, today announced that while revenues for the third quarter ending September 30, 2001 will be in excess of a record breaking $36.1 million, net income will fall short of expectations. Earnings will be between $0.25 and $0.30 per share, on fully diluted shares of 13,094,690 versus analysts’ expectations of approximately $0.43. MicroFinancial expects year to date earnings for the period ending September 30, 2001 to be between $1.18 and $1.22, on fully diluted shares of 12,988,959.

“We analyzed our delinquency rates and our write-off trends and concluded that while our write-off rates have not materially changed, our increased delinquency rates argue for an increased funding of the allowance for credit losses of about $4 million” says Dr. Peter Bleyleben, President and CEO.

“What we are seeing is the result of the combination of a worsening economic environment during most of 2001, culminating in September, with the higher delinquency rates associated with the lower credit quality business we underwrote at higher prices primarily through the third quarter of 2000” adds Richard F. Latour, EVP, COO and CFO.

“Planning for a recessionary environment, since the third quarter of 2000 we have continually moved away from underwriting the lowest-grade business to focusing more on higher rated businesses. This resulted in a lower origination rate during 2001, but with the benefit of lower expected delinquencies on the recently written business. We believe that in adverse times like today, strong competitors like MicroFinancial, while not immune to the negative effects of an economic downturn, that have a strong balance sheet and a unique platform tailored to effectively manage microticket financing for superior profitability will come out ahead of weaker competitors with weaker balance sheets and operations. We successfully closed a securitization in September, thus underscoring the value and credibility we have earned and we believe will continue to earn going forward.” concludes Dr. Peter Bleyleben.

MicroFinancial Inc. (NYSE: MFI), headquartered in Waltham, MA, and with additional locations in Woburn, MA, Herndon, VA and Newark, CA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986 and has been profitable each year since 1987.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views, ” and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company’s common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company’s business, see the risks factors described in documents the Company files from time to time with the Securities and Exchange Commission.